EXHIBIT 99.1

For Immediate Release:

NEWS

LABOR READY INCREASES 2nd QUARTER and 2004 OUTLOOK
Net Income Expected to Increase Approximately 60 Percent in 2004

TACOMA, WA – June 1, 2004 –Labor Ready, Inc. (NYSE:LRW) updated its previously released outlook for the second quarter 2004 and for the year. For the second quarter of 2004, the Company estimates revenue in the range of  $263 million to $265 million, as compared to $216 million a year earlier and previous guidance of between $253 and $258 million as issued by the Company on April 21, 2004. Labor Ready estimates net income per diluted share for the second quarter to be between $0.18 and $0.19, compared to $0.12 a year earlier and previous guidance of between $0.14 and $0.15.

The Company currently estimates revenue for the year in the range of  $1.03 billion to $1.04 billion, compared to revenue of $891 million in 2003, and compared to previous guidance of between $1.01 billion and $1.03 billion. Net income per diluted share for the year is expected to be between $0.59 and $0.62, compared to $0.41 a year earlier and previous guidance of between $0.55 and $0.58.

“Our new revenue estimate for the second quarter reflects stronger than expected sales during April and May,” said Labor Ready President and CEO Joe Sambataro. “We are pleased to see steadily improving revenue and an increase in profitability which reflects higher gross margins of 29.5 percent over the past five weeks as compared to 29.1 percent in the first quarter of 2004 along with continued expense management. Based on our momentum, we are optimistic about increasing net income approximately 60 percent in 2004 over 2003.”

The Company expects to release its financial results for the second quarter ending July 2, 2004, after the market closes on July 21, 2004 and will host a conference call at 8 a.m. (PT) on July 22, 2004. Details for that conference call will be announced separately.

Labor Ready will web cast its 2004 annual shareholders meeting to be held at 10 a.m. (PT), Wednesday, June 2, 2004. The meeting may be accessed on Labor Ready’s web site at www.laborready.com and will be available for replay for 30 days following the event. Listeners will also have access to the slides presented at the meeting.

About Labor Ready

Labor Ready is the nation’s leading provider of temporary manual labor, serving more than 275,000 customers by providing a flexible, dependable workforce to such industries as freight handling, warehousing, landscaping, construction and light manufacturing. Annually, the Company puts nearly 600,000 people to work. Labor Ready operates more than 825 locations in the United States, Canada, and the United Kingdom. For additional information, visit Labor Ready’s website at www.laborready.com

This news release contains forward-looking statements, such as statements about the ranges of revenues and profits anticipated for current and future periods, sales momentum, the success of cost control measures and other factors that may affect our financial results and operations in the future. Our actual results are, however, subject to a number of risks, including:  1) national and global economic conditions; 2) our ability to continue to attract and retain customers and maintain profit margins in the face of new and existing competition; 3) potential new laws and regulations that could have a materially adverse effect on our operations and financial results; 4) adverse developments in pending or future litigation; 5) significant labor disturbances which could disrupt industries we serve; 6) increased costs and collateral requirements in connection with our insurance obligations, including workers’ compensation insurance; 7) the adequacy of our financial reserves; 8) our continuing ability to comply with financial covenants in our lines of credit and other financing agreements; 9) our ability to attract and retain competent employees in key positions; 10) our ability to successfully complete and integrate acquisitions that we may make from time to time and 11) other risks described in our filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q filed May 3, 2004.

For more information, contact:

Steve Cooper, CFO

253-680-8213

Stacey Burke, Director of Public Relations

253-680-8291